PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277

Exhibit 99.1
FOR IMMEDIATE RELEASE

Brighthouse Financial Appoints Michael J. Inserra and Lizabeth H. Zlatkus to Board of Directors

CHARLOTTE, NC, April 9, 2024 – Brighthouse Financial, Inc. (“Brighthouse Financial” or the “Company”) (Nasdaq: BHF) announced that today its Board of Directors (the “Board”) appointed Michael J. (“Mike”) Inserra and Lizabeth H. Zlatkus as independent members of the Board. Mr. Inserra and Ms. Zlatkus were also each designated by the Board as an “audit committee financial expert” under applicable U.S. Securities and Exchange Commission rules and appointed to serve on the Audit Committee. In addition, Mr. Inserra was appointed to serve on the Investment Committee, and Ms. Zlatkus was appointed to serve on the Finance and Risk Committee.

“Mike and Lizabeth each bring valuable experience in the insurance and financial services industries, along with strong leadership skills, financial expertise and deep knowledge of operations and risk management,” said C. Edward (“Chuck”) Chaplin, chairman of the Board, Brighthouse Financial. “We look forward to their contributions to our Board.”

During his more than 37 years at Ernst & Young LLP (“EY”), from which he retired in 2021, Mr. Inserra held various leadership roles, including serving as senior vice chair and deputy managing partner of EY Americas from 2015 to 2020 and as vice chair and managing partner of EY’s Financial Services Organization from 2013 to 2015. He also served as chief administrative officer of Moore Capital Management, a global investment management firm, from 2008 to 2010. Since his retirement from EY, Mr. Inserra has served as an independent consultant to several private equity firms, providing advice regarding companies in the professional and financial services industries. Mr. Inserra has served as a director of Brighthouse Life Insurance Company of NY, an indirect wholly owned subsidiary of the Company, since 2021.

Ms. Zlatkus held various leadership roles at The Hartford Financial Services Group, Inc. (“The Hartford”) during her 28-year career at the company, from which she retired in 2011. Those roles included executive vice president and chief risk officer from 2010 to 2011 and executive vice president and chief financial officer from 2008 to 2010. Ms. Zlatkus’ other roles at The Hartford included serving as co-president of Hartford Life Insurance Companies and as president of international wealth management and group benefits. Ms. Zlatkus has served as a director of several public companies since leaving The Hartford, including Pathward Financial, Inc. since 2021, AXIS Capital Holdings Limited since 2019, Boston Private Financial Holdings, Inc. from 2015 to 2021 and Indivior PLC from 2016 to 2019, among others.

PUBLIC RELATIONS Brighthouse Financial, Inc. 11225 N. Community House Rd. Charlotte, NC 28277
About Brighthouse Financial, Inc.

Brighthouse Financial, Inc. (Brighthouse Financial) (Nasdaq: BHF) is on a mission to help people achieve financial security. As one of the largest providers of annuities and life insurance in the U.S.,1 we specialize in products designed to help people protect what they’ve earned and ensure it lasts. Learn more at brighthousefinancial.com.

1 Ranked by 2022 admitted assets. Best’s Review®: Top 200 U.S. Life/Health Insurers. AM Best, 2023.

CONTACT
FOR INVESTORS Dana Amante (980) 949-3073 damante@brighthousefinancial.com	FOR MEDIA Deon Roberts (980) 949-3071 deon.roberts@brighthousefinancial.com
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